As filed with the Securities and Exchange Commission on July 1, 2022

Registration No. 333-174019

Registration No. 333-182074

Registration No. 333-237855

Registration No. 333-257225

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-174019

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-182074

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-237855

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-257225

UNDER

THE SECURITIES ACT OF 1933

COHERENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-1622541
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5100 Patrick Henry Drive

Santa Clara,

California 95054

(Address of principal executive offices, including zip code)

2011 Equity Incentive Plan

Employee Stock Purchase Plan

Coherent Equity Incentive Plan

Coherent, Inc. Employee Stock Purchase Plan

(Full title of the plans)

Ronald Basso

Vice President and Secretary

Coherent, Inc.

5100 Patrick Henry Drive, Santa Clara, California 95054

(408) 764-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of Coherent, Inc., a Delaware corporation (the “Registrant”), on Form S-8, in each case as amended by any post-effective amendments thereto (collectively, the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Registrant’s common stock, par value $0.01 per share (the “Registrant’s Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•	Registration Statement No. 333-174019, filed with the SEC on May 6, 2011, registering a total of 6,747,691 shares of the Registrant’s Common Stock under the Registrant’s 2011 Equity Incentive Plan;

•	Registration Statement No. 333-182074, filed with the SEC on June 12, 2012, registering a total of 1,000,000 shares of the Registrant’s Common Stock under the Registrant’s Employee Stock Purchase Plan;

•	Registration Statement No. 333-237855, filed with the SEC on April 27, 2020, registering a total of 3,080,000 shares of the Registrant’s Common Stock under the Registrant’s Coherent Equity Incentive Plan; and

•	Registration Statement No. 333-257225, filed with the SEC on June 21, 2021, registering a total of 250,000 shares of the Registrant’s Common Stock under the Registrant’s Coherent, Inc. Employee Stock Purchase Plan.

On July 1, 2022, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 25, 2021, by and among the Registrant, II-VI Incorporated, a Pennsylvania corporation (“II-VI”), and Watson Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of II-VI (“Merger Sub”), Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of II-VI. As a result of the Merger, the Registrant is now a wholly owned subsidiary of II-VI.

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration, by means of post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statements as of July 1, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Saxonburg, Commonwealth of Pennsylvania, on this 1st day of July, 2022.

COHERENT, INC.

By:	/s/ Ronald Basso
Ronald Basso
Vice President and Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.